Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Award Plan of Calix, Inc. of our reports dated February 20, 2014, with respect to the consolidated financial statements and schedule of Calix, Inc. and the effectiveness of internal control over financial reporting of Calix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
San Francisco, California
February 20, 2014